***FOR IMMEDIATE RELEASE***
CONTACT:
Paul Arndt, Corporate Communications Manager
parndt@neopharm.com
847-887-0800 x 2342

NEOPHARM ANNOUNCES COST RATIONALIZATION PROGRAM

WAUKEGAN, Illinois — April 28, 2006 — NeoPharm, Inc. (Nasdaq:NEOL) today announced the implementation of a cost rationalization program expected to reduce expenses by approximately $7 million on an annualized basis, approximately half of which are expected to be realized in 2006. With the completion of enrollment in the pivotal Phase III PRECISE clinical trial for the Company’s lead drug product candidate, cintredekin besudotox, NeoPharm is now focused on preparing for a possible cintredekin besudotox BLA submission, completing the cintredekin besudotox manufacturing program, reprioritizing the NeoLipid® development program and completing ongoing clinical trials.

The goal of this program is to balance and achieve efficiencies which adequately support the Company’s business strategy. As a result, the Company has reduced its workforce by approximately 23% to eliminate redundant or unnecessary positions, effective immediately, resulting in projected annualized payroll savings of approximately $3 million, approximately half of which are expected to be realized in 2006. Additional cost savings are expected to be achieved by the reprioritization of the NeoLipid® development program to reflect the changing market landscape and regulatory requirements, in addition to the consolidation of all operations into the Company’s Waukegan, Illinois headquarters.

The Company’s first quarter update and conference call is scheduled for Friday, May 5, 2006 at 11:00 a.m. EDT.

NeoPharm’s Commitment to Oncology
NeoPharm employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NeoPharm is helping to enhance the lives of cancer patients.

About NeoPharm, Inc.
NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements - This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to, progress and outcomes of clinical trials of the Company’s drug product candidates, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, developing, testing, obtaining regulatory approval for, producing and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the ability of licensees of our drugs, to obtain necessary foreign drug approvals or to adequately develop foreign markets, uncertainty regarding the availability of third party production capacity, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.